Exhibit 10.1

MASTER SERVICES AGREEMENT

This Master Services Agreement (the “Agreement”) is made effective as of March 2, 2023 (the “Effective Date”), by and between Anebulo Pharmaceuticals, Inc., a Delaware corporation, with its principal place of business being 1415 Ranch Road 620 South, Suite 201, Lakeway, TX 78734 (the “Company”) and Potrero Hill Advisors, LLC., a California limited liability corporation, with its principal place of business being 2010 El Camino Real #1311, Santa Clara, CA 95050 (“Potrero”). The Company and Potrero are herein sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company wishes to engage Potrero to serve as an independent consultant for the purpose of providing the Company with certain strategic and financial advice and support services, as more fully described in Exhibit A attached hereto (the “Services”); and

WHEREAS, Potrero is willing to provide such services on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties agree and covenant as follows.

1.	Services of Consultant. Potrero will assist the Company with matters relating to the Services. The Services are more fully described in Exhibit A attached hereto.

2.	Compensation for Services. In consideration of Potrero’s performance of the Services, the Company shall pay Potrero a consulting fee as set forth in Exhibit A (the “Consulting Fee”). Potrero shall, from time to time, but not more frequently than twice per calendar month invoice the Company for Services rendered and such invoice will be paid upon fifteen (15) days of receipt. From time to time the Parties may decide to evaluate jointly the current fee structure and scope of Services, and shall make such adjustments thereto as may be mutually agreed. Upon sixty (60) days prior written notice Company, Potrero reserves the right to an annual increase in consultant rates of up to 5%, effective January 1 of each year. Upon termination of this Agreement pursuant to Section 3, no compensation or benefits of any kind as described in this Section 2 shall be payable or issuable to Potrero after the effective date of such termination, other than in respect of Services rendered prior to termination. In addition, the Company will reimburse Potrero for reasonable out-of-pocket business expenses, including but not limited to travel and parking, incurred by Potrero in performing the Services hereunder, upon submission by Potrero of supporting documentation reasonably acceptable to the Company. Any such accrued expenses in any given three (3) month period that exceed one thousand dollars ($1,000) shall be submitted to the Company for its prior written approval.

3.	Term and Termination. The term of this Agreement will commence on the Effective Date and will continue through the fifth (5th) anniversary of the Effective Date (the “Term”). This Agreement may be extended for an additional period by mutual written agreement.

This Agreement may be terminated by either Party hereto: upon thirty (30) days prior written notice to the other Party.

4.	Time Commitment. Potrero will devote such time to perform the Services under this Agreement as may reasonably be required.

5.	Place of Performance. Potrero will perform the Services at such locations upon which the Company and Potrero may mutually agree. Potrero will not, without the prior written consent of the Company, perform any of the Services at any facility or in any manner that might give anyone other than the Company any rights to or allow for disclosure of any Confidential Information (as defined below).

6.	Compliance with Policies and Guidelines. Potrero will perform the Services in accordance with all reasonable rules, procedures or policies adopted by the Company that the Company discloses in writing to Potrero.

7.	Materials. All documentation, information, or other materials owned or controlled by the Company and furnished to Potrero by or on behalf of the Company (collectively, with all associated intellectual property rights, the “Materials”) will remain the exclusive property of the Company. Potrero will use the Materials only as necessary to perform Services.

8.	Deliverables. The Company will own all rights throughout the world to all inventions, discoveries, improvements, ideas, processes, formulations, products, computer programs, works of authorship, databases, trade secrets, know-how, information, data, documentation, reports, research, creations and all other products and/or materials arising from or made in the performance of Services (whether or not patentable or subject to copyright or trade secret protection) (collectively, with all associated intellectual property rights, the “Deliverables”). Potrero hereby assigns to the Company all rights, title and interest in and to all Deliverables. For purposes of the copyright laws of the United States, Deliverables constitute “works made for hire,” except to the extent such Deliverables cannot by law be “works made for hire”.

9.	Records. Potrero will maintain all materials, data and documentation obtained or generated by Potrero in the course of preparing for and providing Services, including computerized records and files (collectively, the “Records”) on the Company’s file system maintained by the Company. All Records will be the property of the Company. Potrero will not transfer, deliver or otherwise provide any Records to any party other than Company except as required to perform Services.

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10.	Confidential Information. Potrero acknowledges and agrees that during the course of performing the Services, the Company may furnish, disclose or make available to Potrero information, including, but not limited to, material, compilations, data, formulae, models, patent disclosures, procedures, processes, business plans, projections, protocols, results of experimentation and testing, specifications, strategies and techniques, and all tangible and intangible embodiments thereof of any kind whatsoever (including, but not limited to, any apparatus, biological or chemical materials, animals, cells, compositions, documents, drawings, machinery, patent applications, records and reports), which is owned or controlled by the Company and is marked or designated as confidential at the time of disclosure or if not so marked or designated, is of a type that a reasonable person would consider to be confidential information (collectively the “Confidential Information”). Potrero acknowledges that the Confidential Information or any part thereof is the exclusive property of the Company and shall not be disclosed to any third party without first obtaining the written consent of the Company, except to the extent that disclosure may be compelled by law, and will use the Confidential Information for no purpose other than in connection with performing the Services. If compelled by law to disclose Confidential Information, Potrero agrees to (a) provide prompt written notice of such disclosure (prior to disclosure, if legal permissible) to the Company; (b) take all reasonable and lawful actions to avoid or minimize the degree of such disclosure; and (c) reasonably cooperate with the Company in any efforts to seek a protective order. Potrero further agrees that the Confidential Information, and any part thereof, shall not be disclosed or issued to its affiliates,. The above provisions of confidentiality shall survive for a period of five (5) years following the termination of this Agreement.

11.	Non Solicitation. All personnel representing Potrero are contracted agents of Potrero. As such, they are obligated to provide the Services to the Company and are obligated to Potrero under confidentiality, non-compete, and non-solicitation agreements. Accordingly are not retainable as employees or contractors by the Company except pursuant to this Agreement and the Company hereby agrees not to solicit, hire or retain their services for so long as they are contracted agents of Potrero and for two (2) years thereafter. Should the Company violate this restriction, it agrees to pay Potrero liquidated damages equal to the greater of $120,000 or one hundred percent (100%) of the employee’s starting annual base salary and target annual bonus for each Potrero contracted agent solicited and/or hired by the Company in violation of this Agreement, plus Potrero’s reasonable attorneys’ fees and costs incurred in enforcing this Agreement should the Company fail or refuse to pay the liquidated damages amount in full within thirty (30) days following its violation.

12.	Placement Services. In the event that the Company requests in writing and Potrero provides in writing a referral for a potential employee to the Company and that individual is hired within one (1) year of such referral, Potrero shall receive a fee equal to twenty percent (20%) of the employee’s starting annual base salary and target annual bonus. This fee is due and owing if an individual is hired, directly or indirectly on a permanent basis or on a contract or consulting basis by the Company within one (1) year of the date of referral to the Company. Such payment is due to Potrero within fifteen (15) days of the employee’s start date.

13.	No Implied Warranty. Except for any express warranties stated herein, the Services are provided on an “as is” basis, and the Company disclaims any and all other warranties, conditions, or representations (express, implied, oral or written), relating to the Services or any part thereof. Further, in performing the Services, Potrero is not engaged to detect, disclose, or remedy illegal acts, including fraud or defalcations, which may have taken place. The foregoing notwithstanding, Potrero will promptly notify the Company if Potrero becomes aware of any such illegal acts during the performance of the Services. Because the Services do not constitute an examination in accordance with standards established by the American Institute of Certified Public Accountants (the “AICPA”), Potrero is precluded from expressing an opinion as to whether financial statements provided by the Company are in conformity with generally accepted accounting principles or any other standards or guidelines promulgated by the AICPA, or whether the underlying financial and other data provide a reasonable basis for the statements.

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14.	Indemnification. The Company shall indemnify and hold harmless Potrero and its subcontractors, principals, affiliates, employees and agents (collectively with Potrero, the “Indemnified Persons”), from and against, and the Company agrees that no Indemnified Person shall have any liability to the Company or to its owners, parents, affiliates, security holders or creditors for, any claims, losses, costs (including attorney’s fees), damages or liabilities (or actions in respect thereof) that arise out of or are based on the Services performed hereunder, except for any such claims, losses, costs, damages or liabilities arising out of the gross negligence. The Company shall reimburse each Indemnified Person for its reasonable legal and other expenses as such expenses are incurred (including, without limitation, the reasonable costs and expenses incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim, or any action or proceeding arising therefrom). The Company will endeavor to add Potrero and any applicable subcontractor to its insurance policies as additional insureds. The Company, without Potrero’s prior written consent (which consent shall not be withheld unreasonably), shall not settle, compromise, consent to the entry of any judgment in, or otherwise seek to terminate any action, claim, suit, investigation or proceeding in respect of which indemnification may be sought hereunder, unless such settlement, compromise, consent or termination includes a release of each Indemnified Person from any and all liabilities arising out of such action, claim, suit, investigation or proceeding. The Company shall not permit any such settlement, compromise, consent or termination to include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Person, without such Indemnified Person’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

15.	Independent Contractor. Neither Potrero nor any principal, affiliate, or employee of Potrero is or shall be deemed to be at any time during the term of this Agreement, an employee of the Company. Potrero shall not be entitled to any benefits provided by the Company to its employees. Potrero’s status and relationship with the Company shall be that of an independent contractor and consultant. Potrero shall not state or imply, directly or indirectly, that Potrero is empowered to bind the Company without the Company’s prior written consent. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties. Potrero and its affiliates will be solely responsible for payment of all charges and taxes arising from its relationship to the Company as a consultant.

16.	Records. Upon termination of Potrero’s relationship with the Company, Potrero shall deliver to the Company any property or Confidential Information of the Company relating to the Services which may be in its possession including products, project plans, materials, memoranda, notes, records, reports, laboratory notebooks, or other documents or photocopies and any such information stored using electronic medium.

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17.	Publicity. Except to the extent required by applicable law or regulation or the rules of any stock exchange or listing agency, Potrero will not make any public statement or release concerning this Agreement or the transactions contemplated by this Agreement or use Company’s name or the in any form of advertising, promotion or publicity, without obtaining the prior written consent of Company.

18.	Notices. Any notice under this Agreement shall be in writing (except in the case of verbal communications and teleconferences updating either Party as to the status of work hereunder) and shall be deemed delivered upon personal delivery, one day after being sent via a reputable nationwide overnight courier service, two days after deposit in the mail or when sent, if sent via email, facsimile or other electronic transmission during the recipient’s normal business hours and, if not sent during normal business hours, then on the recipient’s next business day. Notices under this Agreement shall be sent to the following representatives of the Parties:

If to the Company:

Name:	Simon Allen
Title:	CEO
Address:	1415 Ranch Road 620 South, Suite 201,
Lakeway, TX 78734
Phone:
E-mail:

If to Potrero:

Name:	SharonTetlow
Title:	Managing Partner
Address:	2010 El Camino Real, #1311
Santa Clara, CA 95050
Phone:
E-mail:

19.	Assignment and Successors. This Agreement may not be assigned by a Party without the consent of the other which shall not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its affiliates, to any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation.

20.	Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of either Party. In the event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

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21.	Headings. The Section headings are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

22.	Integration; Severability. This Agreement is the sole agreement with respect to the subject matter hereof and shall supersede all other agreements and understandings between the Parties with respect to the same. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected.

23.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding choice of law principles. The Parties agree that any action or proceeding arising out of or related in any way to this Agreement shall be brought solely in a Federal or State court of competent jurisdiction sitting in San Francisco, California.

24.	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one agreement.

If you are in agreement with the foregoing, please sign where indicated below, whereupon this Agreement shall become effective as of the Effective Date.

POTRERO HILL ADVISORS, INC.		ANEBULO PHARMACEUTICALS, INC.

By:	/s/ Sharon Tetlow	By:	/s/ Simon Allen

Print Name:	Sharon Tetlow	Print Name:	Simon Allen

Title:	Managing Partner	Title:	CEO

Date:	March 2, 2023	Date:	March 2, 2023

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